Exhibit 10.1

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of December 21, 2004, by and between Exelixis, Inc. (the “Borrower”) and Silicon Valley Bank (“Bank”).

1.                                       DESCRIPTION OF EXISTING OBLIGATIONS:  Among other obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated on or about May 22, 2002 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).  The Loan Agreement provided for, among other things, a Committed Equipment Line in the original principal amount of $16,000,000 (subsequently increased to $19,000,000 pursuant to a Loan Modification Agreement dated February 1, 2004).  A new Facility B Committed Equipment Line of up to $20,000,000 shall be added to the Loan Agreement pursuant to the terms and conditions hereof.  Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness”.

2.                                       DESCRIPTION OF COLLATERAL AND GUARANTIES.  Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.  Hereinafter, the Loan Agreement and all other documents securing repayment of the Indebtedness shall be referred to as the “Security Documents”.  Hereinafter, the Security Documents, together with all other documents evidencing the Indebtedness shall be referred to as the “Existing Loan Documents”.

3.                                       DESCRIPTION OF CHANGE IN TERMS OF EXISTING LOAN DOCUMENTS.

3.1                                 Equipment Advances Facility A.  Sections 2.1.1(a) and (b) of the Loan Agreement are amended by (a) replacing all instances of the term “Equipment Advances” with a new term “Facility A Equipment Advances” and (b) replacing all instances of the term “Committed Equipment Line” with the term “Facility A Committed Equipment Line”.

3.2                                 Equipment Advances Facility B.  A new Section 2.1.2 is added to the Loan Agreement to read as follows:

“2.1.2                  Facility B Equipment Advances.

(a)                                  Subject to the terms and conditions of this Agreement, Bank agrees to lend to Borrower, from December 21, 2004 through January 1, 2006, (the “Facility B Availability End Date”), equipment advances (“Facility B Equipment Advances”) in an aggregate amount not to exceed the Facility B Committed Equipment Line.  When repaid, the Facility B Equipment Advances may not be reborrowed.  The proceeds of each Facility B

Equipment Advance will be used solely to reimburse Borrower for 100% of the Original Stated Cost of Eligible Equipment purchased.  Each Facility B Equipment Advance must be for a minimum of $500,000.  The number of Facility B Equipment Advances is limited to eight.

(b)                                 To obtain a Facility B Equipment Advance, Borrower will deliver a Loan Supplement to Bank in accordance with the terms and conditions set forth under Section 2.1.1(b).

(c)                                  Bank’s obligation to lend under this Section 2.1.2 shall terminate on the earlier of (i) the occurrence and continuance of an Event of Default, or (ii) Facility B Availability End Date.”

3.3                                 Overadvances.  Section 2.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“2.2                           Overadvances.

(a)                                  If the Obligations under Section 2.1.1 at any time exceed the Facility A Committed Equipment Line or the principal balance of the segregated securities account(s) required by Section 6.4(a) hereof at any time is less than 100% of the outstanding principal balance of the Obligations under Section 2.1.1, then Borrower will be in an Overadvance to the extent of such excess amount.  If Borrower is in an Overadvance, then Borrower shall immediately repay to Bank such excess amount.

(b)                                 If the Obligations under Section 2.1.2 at any time exceed the Facility B Committed Equipment Line or the principal balance of the non-interest bearing certificate deposit account(s) required by Section 6.4(b) hereof at any time is less than 100% of the outstanding principal balance of the Obligations under Section 2.1.2, then Borrower will be in an Overadvance to the extent of such excess amount.  If Borrower is in an Overadvance, then Borrower shall immediately repay to Bank such excess amount.”

3.4                                 Repayment of Facility B Equipment Advances.  Sections 2.3.1(a) and (b) of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

“(a)                            Borrower will repay each of the Equipment Advances on the terms provided in the Loan Supplement for such Equipment Advance, effected through debits of Borrower’s accounts as provided in Section 2.3.2 hereof, and in accordance with the following:

(i)                                     With respect to Facility A Equipment Advances, Borrower will make 48 equal monthly payments of principal in arrears, plus accrued and unpaid interest (collectively, “Facility A Scheduled Payments”), on the last Business Day of the month following the Funding Date (or commencing on the Funding Date, if the Funding Date is the last Business Day of the month) and continuing thereafter during the Repayment Period on the last Business Day of each calendar month (each, a “Facility A Payment Date”), and all then-outstanding principal and accrued and unpaid interest as to each Facility A Equipment Advance shall be due and payable in full on the Facility A Maturity Date for that Facility A Equipment Advance.

(ii)                                  With respect to Facility B Equipment Advances, Borrower will make interest-only payments of accrued and unpaid interest on the last Business Day of each month through January 31, 2006, and all Facility B Equipment Advances outstanding on the Facility B Availability End Date are payable, beginning on February 28, 2006, and on the last Business Day of each month thereafter, until (and including) January 31, 2010, in 48 equal monthly installments of principal, plus accrued interest (all payments of principal and interest on Facility B Equipment Advances described above, collectively, “Facility B Scheduled Payments”, and together with Facility A Scheduled Payments, collectively, “Scheduled Payments”).  All then-outstanding principal and accrued and unpaid interest as to each Facility B Equipment Advance shall be due and payable in full on January 31, 2010.

(b)                                 Borrower will pay interest at the times set forth above at the per annum rate of interest equal to the Basic Rate determined by Bank as of the Funding Date for each Equipment Advance in accordance with the definition of the Basic Rate.  Any amounts outstanding during the continuance of an Event of Default shall bear interest at a per annum rate equal to the Basic Rate plus five percent (5%).  If any change in the law increases Bank’s expenses or decreases its return from the Equipment Advances, Borrower will pay Bank upon request the amount of such increase or decrease.”

3.5                                 Conditions Precedent to all Credit Extensions.  Section 3.2(c) of the Loan Agreement is hereby amended by deleting the reference therein to “110%” and replacing it with “100%”.

3.6                                 Financial Statements.  Section 6.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following language: “[Intentionally Omitted]”.

3.7                                 Deposits.  Section 6.4 of the Loan Agreement is hereby amended to read as follow:

“6.4                           Deposits.  Borrower will at all times, during which any principal or interest under the Loan Documents remains outstanding, maintain its primary operating accounts with the Bank.  In addition:

(a)                                  Borrower will at all times maintain on deposit in a segregated securities account with Bank or one of Bank’s Affiliates a principal balance in a value equal to at least 100% of the outstanding principal balance of the Obligations under Section 2.1.1 plus all requested Credit Extensions (other than the principal portion of the Obligations under Section 2.1.2) (the “Facility A Collateral”), the value of such account to be marked to market on a monthly basis.  The balance in such account must be invested in a manner consistent with the Investment Policies approved by Borrower’s Board of Directors, dated April 28, 2000, or in mutual funds offered by Bank or one of its Affiliates.

(b)                                 Borrower will at all times maintain on deposit in a non-interest bearing certificate deposit account(s) with Bank or one of Bank’s Affiliates (and Bank or Bank’s Affiliates, as the case may be, will only allocate such deposits to a non-interest bearing certificate deposit account) a principal balance in a value equal to at least 100% of the outstanding principal balance of the Obligations under Section 2.1.2 plus all requested Credit Extensions (other than the principal portion of the Obligations under Section 2.1.1) (the “Facility B Collateral” and, together with the Facility A Collateral, the “Collateral”).”

3.8                                 Dispositions.  Section 7.1 of the Loan Agreement is hereby deleted in its entirety.

3.9                                 Dispositions.  Section 7.3 of the Loan Agreement is hereby deleted in its entirety.

3.10                           Encumbrances.  Section 7.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Borrower will not create, incur or allow to exist any Lien on the Collateral, except for Permitted Liens, or permit any Collateral not subject to the first priority security interest herein granted to Bank, subject to Permitted Liens.”

3.11                           Other Agreements.  Section 8.6 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“There is an event of default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $5,000,000.”

3.12                           Amended Definitions.  The following defined terms under Section 13. of the Loan Agreement are each hereby amended to read as follows:

(a)                                  “Basic Rate” is, (i) with respect to Facility B Equipment Advances, 0.70% fixed, and (ii) with respect to Facility A Equipment Advances, the Prime Rate, as that rate shall change from time to time.

(b)                                 The definition of “Committed Equipment Line” is hereby deleted in its entirety.

(c)                                  “Equipment Advances” are Facility A Equipment Advances and Facility B Equipment Advances, collectively.

(d)                                 “Responsible Officer” is the Chief Executive Officer, the President, the Chief Financial Officer, the Vice President of Legal Affairs, and the Vice President of Finance.

3.13                           New Definitions.  The following new defined terms are added to new Section 13.1 of the Loan Agreement in alphabetical order:

(a)                                  “Facility A Committed Equipment Line” is $19,000,000 of Facility A Equipment Advances for the financing of Eligible Equipment.

(b)                                 “Facility A Equipment Advances” is $19,000,000 of equipment advances for financing of Eligible Equipment under the original Loan Agreement dated May 22, 2002, as modified pursuant to the Loan Modification Agreement dated February 1, 2004.

(c)                                  “Facility B Committed Equipment Line” is $20,000,000 of Facility B Equipment Advances for the financing of Eligible Equipment.

3.14                           Exhibit A.  Exhibit A attached to the Loan Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

3.15                           Exhibit D.  Exhibit D “Compliance Certificate” attached to the Loan Agreement is hereby deleted in its entirety.

4.                                       CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.                                       GOOD FAITH DEPOSIT.  Borrower agrees to pay to Bank a Good Faith Deposit of $25,000 (the “Good Faith Deposit”) to initiate Bank’s due diligence review process.  The Good Faith Deposit is refundable if the transactions contemplated hereunder are not approved by Bank, which approval is in the sole discretion of Bank.  Otherwise, the Good Faith Deposit shall be applied to pay any Bank Expenses incurred by Bank in connection with this Modification.

6.                                       NO DEFENSES OF BORROWER. Borrower agrees that, as of the date hereof, it has no defenses against its obligations to pay all of the Indebtedness.

7.                                       CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the Existing Loan Documents, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents and as of the date of such Existing Loan Documents.  Except as expressly modified pursuant to this Modification, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the Existing Loan Documents pursuant to this Modification in no way shall obligate Bank to make any future modifications to the Existing Loan Documents.  Nothing in this Modification shall constitute a satisfaction of the Indebtedness.  It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing, and no maker, endorser, or guarantor will be released by virtue of this Modification.

8.                                       CONDITIONS.  The effectiveness of this Modification is conditioned upon (i) payment of all reasonable Bank Expenses relating to this Modification, and (ii) execution and delivery to Bank of a fully executed copy of this Modification.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Modification to be executed and delivered by its duly authorized representative as of the date first written above.

BORROWER:		BANK:

EXELIXIS, INC,		SILICON VALLEY BANK,
a Delaware corporation		a California-chartered bank

By:	/s/	By:	/s/

Name:	Frank Karbe	Name:	Cheryl Chen

Title:	Chief Financial Officer	Title:	Vice President